Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on S-8 (No.s 2-9302, 2-93052-99, 33-36511, 33-38470, 33-41957, 33-41959, 33-75244, 33-58973, 333-03439, 333-14797, 333-62427, 333-63431, 333-63545, 333-72973, 333-52904, 333-52906, 333-52908, 333-52910, 333-52912, 333-60416 and 333-107499) and in the Registration Statements on Form S-3 (No.s 33-54192, 33-82544, 333-46237, 333-44170, 333-53978, 333-64982, 333-65434, 333-91722, 333-91726, 333-104055 and 333-146980) of Champion Enterprises, Inc. of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule of Champion Enterprises, Inc. and the effectiveness of internal control over financial reporting of Champion Enterprises, Inc. included in this Annual Report (Form 10-K) for the year ended December 29, 2007.

/s/ Ernst & Young LLP

Detroit, Michigan
February 22, 2008